                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          TRAVIS BOATS & MOTORS, INC.
                               (NAME OF ISSUER)

                         COMMON STOCK, $.01 PAR VALUE
                        (TITLE OF CLASS OF SECURITIES)

                                  894363-10-0
                                (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                              Page 1 of 11 Pages

CUSIP No. 894363-10-0              Schedule 13G              Page 2 of 11 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Mark T. Walton
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
--------------------------------------------------------------------------------
      NUMBER OF         5  SOLE VOTING POWER

       SHARES              70,521
                        --------------------------------------------------------
     BENEFICIALLY       6  SHARED VOTING POWER
                           301,000
      OWNED BY          --------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER
        EACH
                           70,521
      REPORTING         --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER
     PERSON WITH
                           301,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    371,521
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 894363-10-0              Schedule 13G              Page 3 of 11 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Walton Management, Inc.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Texas
--------------------------------------------------------------------------------
      NUMBER OF         5  SOLE VOTING POWER

       SHARES              0
                        --------------------------------------------------------
     BENEFICIALLY       6  SHARED VOTING POWER
                           301,000
      OWNED BY          --------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER
        EACH
                           0
      REPORTING         --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER
     PERSON WITH
                           301,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    301,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 894363-10-0              Schedule 13G               Page 4 of 11 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Walton Investments, Ltd.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Texas
--------------------------------------------------------------------------------
      NUMBER OF         5  SOLE VOTING POWER

       SHARES              0
                        --------------------------------------------------------
     BENEFICIALLY       6  SHARED VOTING POWER
                           301,000
      OWNED BY          --------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER
        EACH
                           0
      REPORTING         --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER
     PERSON WITH
                           301,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    301,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 894363-10-0              Schedule 13G               Page 5 of 11 Pages

Item 1 (a)  Name of Issuer:

            Travis Boats & Motors, Inc.
            ---------------------------

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            13045 Research Blvd.
            --------------------
            Austin, Texas 78750
            -------------------

Item 2 (a)  Name of Person Filing:

            Mark T. Walton
            --------------

Item 2 (b)  Address of Principal Business Office or, if none, Residence:

            13045 Research Blvd.
            --------------------
            Austin, Texas 78750
            -------------------

Item 2 (c)  Citizenship:

            USA
            ---

Item 2 (d)  Title of Class of Securities:

            Common Stock, par value $.01
            ----------------------------

Item 2 (e)  CUSIP No.:

            894363-10-0
            -----------

Item 3.     Not Applicable.
            ---------------

Item 4.     Ownership.

Item 4 (a)  Amount Beneficially Owned:

            Mr. Walton owns 63,200 shares of Issuer Common Stock, has options to purchase 4.53 shares and has voting and dispositive control over 3,268 shares held in trust for the benefit of Mr. Walton's children. Additionally, Mr. Walton is the owner of 100% of Walton Management, Inc. (the "Company"), a Texas corporation that serves as the sole general partner of Walton Investments, Ltd. (the "Limited Partnership"), a Texas limited partnership. The Limited Partnership is the direct owner of 301,000 shares of Issuer Common Stock. The Company, as the sole general partner of the Limited Partnership, has direct voting and dispositive control of the Issuer Common Stock held by the Limited Partnership. As the sole shareholder of the Company, Mr. Walton has indirect voting and dispositive control of the Issuer Common Stock held by the Limited Partnership.

CUSIP No. 894363-10-0              Schedule 13G               Page 6 of 11 Pages


Item 4 (b)  Percent of Class:

            9.0%
            ----

Item 4 (c)  Number of Shares as to Which Such Person Has:

              (i) Sole power to vote or to direct the vote:   70,521
                                                             -------

             (ii) Shared power to vote or to direct the vote:  301,000
                                                               -------

            (iii) Sole power to dispose or to direct the disposition
                  of: 70,521
                      -------

             (iv) Shared power to dispose or to direct the disposition of:
                  301,000
                  -------

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.
            ---------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.
            ---------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.
            ---------------

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit 8.
            --------------

Item 9.     Notice of Dissolution of Group.

            Not Applicable.
            ---------------

Item 10.    Certification.

            Not Applicable.
            -----------------

CUSIP No. 894363-10-0              Schedule 13G               Page 7 of 11 Pages

Item 1 (a)  Name of Issuer:

            Travis Boats & Motors, Inc.
            ---------------------------

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            13045 Research Blvd.
            --------------------
            Austin, Texas 78750
            -------------------

Item 2 (a)  Name of Person Filing:

            Walton Management, Inc.
            -----------------------

Item 2 (b)  Address of Principal Business Office or, if none, Residence:

            9634 Vista View
            ---------------
            Austin, Texas 78750
            -------------------

Item 2 (c)  Citizenship:

            USA
            ---

Item 2 (d)  Title of Class of Securities:

            Common Stock, par value $.01
            ----------------------------

Item 2 (e)  CUSIP No.:

            894363-10-0
            -----------

Item 3.     Not Applicable.
            ---------------

Item 4.     Ownership.

Item 4 (a)  Amount Beneficially Owned:

            Walton Management, Inc. (the "Company") is a Texas corporation that serves as the sole general partner of Walton Investments, Ltd. (the "Limited Partnership"), a Texas limited partnership. The Limited Partnership is the direct owner of 301,000 shares of Issuer Common Stock. The Company, as the sole general partner of the Limited Partnership, has direct voting and dispositive control of the Issuer Common Stock held by the Limited Partnership. As the sole shareholder of the Company, Mr. Walton has indirect voting and dispositive control of the Issuer Common Stock held by the Limited Partnership.

CUSIP No. 894363-10-0              Schedule 13G               Page 8 of 11 Pages


Item 4 (b)  Percent of Class:

            7.2%
            ----

Item 4 (c)  Number of Shares as to Which Such Person Has:

              (i) Sole power to vote or to direct the vote:  -0-
                                                             ---

             (ii) Shared power to vote or to direct the vote:  301,000
                                                               -------

            (iii) Sole power to dispose or to direct the disposition
                  of: -0-
                      ---

             (iv) Shared power to dispose or to direct the disposition of:
                  301,000
                  -------

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.
            ---------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.
            ---------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.
            ---------------

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit 8.
            ---------------

Item 9.     Notice of Dissolution of Group.

            Not Applicable.
            ---------------

Item 10.    Certification.

            Not Applicable.
            -----------------

CUSIP No. 894363-10-0              Schedule 13G               Page 9 of 11 Pages

Item 1 (a)  Name of Issuer:

            Travis Boats & Motors, Inc.
            ---------------------------

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            13045 Research Blvd.
            -------------------
            Austin, Texas 78750
            -------------------

Item 2 (a)  Name of Person Filing:

            Walton Investments, Ltd.
            -----------------------

Item 2 (b)  Address of Principal Business Office or, if none, Residence:

            9634 Vista View
            -------------------
            Austin, Texas 78750
            -------------------

Item 2 (c)  Citizenship:

            USA
            ---

Item 2 (d)  Title of Class of Securities:

            Common Stock, par value $.01
            ----------------------------

Item 2 (e)  CUSIP No.:

            894363-10-0
            -----------

Item 3.     Not Applicable.
            ---------------

Item 4.     Ownership.

Item 4 (a)  Amount Beneficially Owned:

            Walton Management, Inc. (the "Company") is a Texas corporation that serves as the sole general partner of Walton Investments, Ltd. (the "Limited Partnership"), a Texas limited partnership. The Limited Partnership is the direct owner of 301,000 shares of Issuer Common Stock. The Company, as the sole general partner of the Limited Partnership, has direct voting and dispositive control of the Issuer Common Stock held by the Limited Partnership. As the sole shareholder of the Company, Mr. Walton has indirect voting and dispositive control of the Issuer Common Stock held by the Limited Partnership.

CUSIP No. 894363-10-0              Schedule 13G              Page 10 of 11 Pages


Item 4 (b)  Percent of Class:

            7.2%
            ----

Item 4 (c)  Number of Shares as to Which Such Person Has:

              (i) Sole power to vote or to direct the vote:  -0-
                                                             ---

             (ii) Shared power to vote or to direct the vote:  301,000
                                                               -------

            (iii) Sole power to dispose or to direct the disposition
                  of: -0-
                      ---

             (iv) Shared power to dispose or to direct the disposition of:
                  301,000
                  -------

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.
            ---------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.
            ---------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.
            ---------------

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit 8
            -------------

Item 9.     Notice of Dissolution of Group.

            Not Applicable.
            ---------------

Item 10.    Certification.

            Not Applicable.
            -----------------

CUSIP No. 894363-10-0              Schedule 13G             Page 11 of 11 Pages

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                                February 14, 1997
                                          ----------------------------
                                                      Date


                                              /s/ Mark T. Walton
                                          -----------------------------
                                                    Signature


                                                  Mark T. Walton
                                          -----------------------------
                                                     (Name)


                                                     2/14/97
                                          -----------------------------
                                                      Date

                                              /s/ Mark T. Walton
                                          -----------------------------
                                                    Signature


                                            Walton Management, Inc.
                                            Mark T. Walton, President
                                          -----------------------------
                                                     (Name)


                                                     2/14/97
                                          -----------------------------
                                                      Date

                                              /s/ Mark T. Walton
                                          -----------------------------
                                                    Signature


                                           Walton Investments, Ltd.,
                                           By Mark T. Walton, President
                                           of its General Partner
                                           Walton Management, Inc.
                                          -----------------------------
                                                     (Name)



EXHIBIT 8   Identification and Classification of members of the Group

     The Group identified in this Schedule 13G consists of Mark T. Walton, an individual, Walton Management, Inc. (the "Company"), a Texas corporation and Walton Investments, Ltd (the "Limited Partnership"), a Texas limited partnership. Mr. Walton owns 100% of the Company. The Company serves as the sole general partner of the Limited Partnership. The Limited Partnership is the record owner of 301,000 shares of Issuer Common Stock.

     As the sole general partner of the Limited Partnership, the Company has direct voting and dispositive control of the Issuer Common Stock held by the Limited Partnership. As the sole shareholder of the Company, Mr. Walton has indirect voting and dispositive control of the Issuer Common Stock held by the Limited Partnership.

     Mr. Walton also owns 63,000 shares of Issuer Common Stock, has options to purchase 4.53 shares and has voting and dispositive control over 3,268 shares held in trust for the benefit of Mr. Walton's children.